Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Schedules Conference Call to Discuss 2004 Financial Results

TAMPA, FL – (PR Newswire) – March 16, 2005 – Quality Distribution, Inc. (the “Company”) (Nasdaq: QLTY) announced that it expects to issue a release publishing its earnings and other financial data for the fourth quarter and full year 2004 after the close of the markets on March 28, 2005. The Company will host a conference call for investors to discuss its financial results on March 29, 2005 at 8:00 a.m. Eastern time. The dial in number is 800-818-5264 toll free; the passcode is 3260745. A replay of the call will be available until April 27, 2005 by dialing 888-203-1112; passcode 3260745.

The Company has filed a Form 12b-25 pursuant to the rules under the Securities Exchange Act of 1934 (“Exchange Act”) extending the deadline for filing its Annual Report on Form 10-K. The Company expects to file the Annual Report on Form 10-K on or prior to the March 31 deadline.

The Company has previously indicated in its filings under the Exchange Act that it has not yet completed it evaluation of internal controls pursuant to the Sarbanes-Oxley Act of 2002. At this time the Company has determined that it is probable that management’s assessment of internal controls will conclude that the Company has a material weakness or weaknesses, although the complete extent and nature of any such material weakness or weaknesses has not been finally determined. That information will be included in the filing on Form 10-K.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and TransPlastics, a division of Quality Carriers, and through its affiliates and owners-operators, manages approximately 3,500 tractors and 8,000 trailers. The Company provides bulk transportation and related services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This news release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376

3802 Corporex Park Drive, Suite 200, Tampa, FL 33619

Phone: 800-282-2031